                                                                      Exhibit 12


EATON CORPORATION
RATIO OF EARNINGS TO FIXED CHARGES

                                                                Nine
                                                               months
                                                               ended                         Year ended December 31
                                                              Sept. 30,   ----------------------------------------------------------
(Millions of dollars)                                           1998       1997         1996         1995         1994         1993
                                                                ----       ----         ----         ----         ----         ----
Income before income taxes & extraordinary item                 $395       $668         $485         $592         $488         $262
Adjustments
   Minority interests in consolidated subsidiaries                (1)         1            1            0           (2)          (3)
   Income of equity investees                                      3         (7)         (14)          (9)          (3)          (3)
   Amortization of capitalized interest                            5          8            8            7            6            5
   Distributed income of equity investees                          2          4            5            5            3            2
   Interest expensed                                              70         86           85           86           83           65
   Amortization of debt issue costs                                0          1            1            0            0            0
   Estimated portion of rent expense representing interest        23         26           24           22           22           14
                                                                -------------------------------------------------------------------
Adjusted income before income taxes                             $497       $787         $595         $703         $597         $342
                                                                ===================================================================

Fixed charges
   Interest expensed                                             $70        $86          $85          $86          $83          $65
   Interest capitalized                                           11         12            8           10           10           12
   Amortization of debt issue costs                                0          1            1            0            0            0
   Estimated portion of rent expense representing interest        23         26           24           22           22           14
                                                                -------------------------------------------------------------------
Total fixed charges                                             $104       $125         $118         $118         $115          $91
                                                                ===================================================================
Ratio of earnings to fixed charges                              4.78       6.30         5.04         5.96         5.19         3.76
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